Exhibit 5.5

To: Fossil Group, Inc. 901 S. Central Expressway Richardson, Texas 75080 – the “Addressee” –

CMS Hasche Sigle

Partnerschaft von Rechtsanwälten

und Steuerberatern mbB

Stadthausbrücke 1-3

20355 Hamburg

T +49 40 37630 0

F +49 40 37630 40600

cms.law

Deutsche Bank AG Berlin

IBAN DE15 1007 0000 0927 3707 00

BIC   DEUTDEBBXXX

Dr. Kerstin Block

Our ref.: Bl/rn-2025/08396

Office: Remo Ninnemann

T +49 40 37630 335

F +49 40 37630 40635

E remo.ninnemann@cms-hs.com

German Legal Capacity Opinion regarding the Guarantee by the Germany Guarantor in connection with the New Notes	9 September 2025

Dear Madam or Sir,

We, CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB (“CMS”), have advised Fossil Group, Inc. (the “Issuer”) as to German law and in connection with the 9.500% First-Out First Lien Secured Senior Notes due 2029 (the 1“First-Out Notes”) and under the 7.500% Second-Out Second Lien Secured Senior Notes due 2029 (the “Second-Out Notes” and, together with the First-Out Notes, the “New Notes”) which shall exchange all of the outstanding 7.00% Senior Notes due 2026 issued by the Issuer(the “Old Notes”). Each series of New Notes shall be issued pursuant to an indenture (each an “Indenture” and collectively the “Indentures”), in each case, among the Issuer, Wilmington Trust, N.A., as the trustee (the “Notes Trustee”), and Wilmington Trust, N.A.,, as the collateral agent (the “Collateral Agent”). The Indenture relating to the First-Out Notes shall include a guarantee to be granted by the German subsidiary of the Issuer Fossil (Europe) GmbH (the “German Guarantor”), guaranteeing the First-Out Notes (the “First-Out Notes Guarantee”) and the Indenture relating to the Second-Out Notes shall include a guarantee to be granted by the German Guarantor, guaranteeing the Second-Out-Notes (the “Second-Out Notes Guarantees”, together with the First-Out Notes Guarantee, the “Guarantees” and each of them a “Guarantee”) (together the “Transaction”).

We have been asked by the Issuer to submit this legal opinion in respect of the German Guarantor being duly represented in connection with the execution of the Opinion Documents to which it is a party and the German Guarantor’s status, power and authority to enter into the Opinion Documents to which it is a party (the “Opinion”).

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Subject to Clause 1.2 (Interpretation) below, in this Opinion the terms defined in its Schedules and the following defined terms shall apply:

AktG means the German Stock Corporation Act (Aktiengesetz).

BGB means the German Civil Code (Bürgerliches Gesetzbuch).

Corporate Documents means the documents referred to in Schedule 2 (Corporate Documents).

Documents means the Corporate Documents and the Opinion Documents.

GmbHG means the German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit begrenzter Haftung).

InsO means the German Insolvency Act (Insolvenzordnung).

Opinion Documents means the draft documents referred to in Schedule 1 (Opinion Documents).

Registration Statement means Registration Statement S-3 and Registration Statement S-4.

Registration Statement S-3 means the registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission in connection with the exchange of the Old Notes by the New Notes on 9 September 2025.

Registration Statement S-4 means the registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission in connection with the exchange of the Old Notes by the New Notes on 9 September 2025.

Rome I means Regulation (EC) No. 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations.

StaRUG means the German Corporate Stabilisation and Restructuring Act (Unternehmensstabilisierungs- und Restrukturierungsgesetz).

1.2	Interpretation

(a)	Unless otherwise defined herein or unless the context otherwise requires, capitalised and technical terms used herein shall have the same meaning as set out in the Indentures.

(b)	Headings and sub-headings in this Opinion are for ease of reference only and do not affect the interpretation of this Opinion.

(c)	Save where the contrary is indicated, the singular of any defined term includes the plural, and vice versa.

(d)

Wherever in this Opinion in a certain context the terms “including”, “in particular”, “particularly” or “e.g.” or similar terms are used, they shall only indicate an exemplary list or enumeration in that context, but this exemplary list or enumeration shall neither be conclusive nor express any limitation of that context.

(e)

This Opinion is made in the English language. However, this Opinion and its terms shall be construed according to German law and where a German translation of a word, term or phrase appears in the body of this Opinion, the German translation of such word, term or phrase shall be authoritative.

2.	UNDERLYING DOCUMENTS

2.1

For the purpose of rendering this Opinion we have solely reviewed and exclusively relied on the Documents and if not otherwise expressed in this Opinion, we have only examined photocopies, fax copies or electronic copies of the Documents. Our review of these Documents, however, was limited to issues related to the Opinion Documents.

2.2

Other than the Documents we have not made any other enquiries or investigations regarding the German Guarantor or any other legal entity for the purposes of rendering this Opinion and we have not reviewed any agreements, instruments, records or other finance or transaction documents and accordingly express no opinion herein as to any of such other documents.

3.	ASSUMPTIONS

In considering the Documents and for the purpose of rendering this Opinion, we have assumed without further verification or investigation the following:

in respect of originality and genuineness of documents:

3.1

a certain Anna Maria Studzińska, (born 11 May 1974, domiciled in Traunstein) who is registered as managing director (Geschäftsführer) of the German Guarantor in the Commercial Register Extract (the “Signatory”) will actually be the person who will sign the Opinion Documents on behalf of the German Guarantor. In respect of any other Document, its valid execution is assumed without further investigation;

3.2

the person, if other than the Signatory, who will affix any copy, facsimile or electronic signature to any Document on behalf of the Signatory, will have the authority/the power of attorney of the Signatory to do so;

3.3

all Documents supplied to us as official, certified or photostatic copies or otherwise provided to us via fax or in electronic form or retrieved by us from any physical or electronic register conform with the respective originals and that all Documents, whether as originals or copies, were authentic and complete and that the Documents and the declarations contained therein are in their current form and have not been changed, amended, revoked, rescinded, contested, cancelled, challenged, repealed, supplemented or otherwise modified or terminated in any way since the execution or issuance dates thereof and no reason exists which could entitle anybody, unless expressly set out in any Document, to change, amend, revoke, rescind, contest, cancel, challenge, repeal, supplement or otherwise modify or terminate in any way any Document or any declaration therein;

3.4	its attachments, annexes and schedules were attached to the original of a Document which was provided to us as a copy in accordance with the formalities as may be required by law;

3.5

where a Document has been examined by us in draft or specimen form, it will be executed or delivered in the form of that draft or specimen and no change has been or will be made to the terms and conditions thereof;

3.6

the Corporate Documents will remain, after the date of this Opinion, true, complete, up to date and unchanged until the Opinion Documents, which have been examined by us in draft or specimen form, are actually executed by the Signatory;

3.7	the accuracy of any translation of any Document provided to us;

3.8

no other arrangement between any of the parties to the Documents in respect of the transactions contemplated thereby or other declaration or act which modifies or supersedes any of the terms of a Document exist and in particular no non-notarized side agreements exist in respect of any notarized Document;

3.9

there are no agreements, standing orders, rules of procedure, internal guidelines or other documents other than as referred to in this Opinion which would expand, modify or otherwise affect the respective rights, duties and/or obligations of the parties or acting individuals as set forth in the Documents and which would have an effect on the opinions rendered herein;

in respect of factual accuracy:

3.10	all statements of fact made in the Documents are true, accurate and complete at all relevant times

3.11

the facts set out in the Commercial Register Excerpt or the print-out of the Insolvency Research are true, accurate and complete at the date hereof and no application and no entry has been made in any relevant register or directory which is not yet reflected in the Commercial Register Excerpt or the print-out of the Insolvency Research;

3.12

each of the representations and warranties, confirmations, acknowledgements, assumptions and submissions relating to matters of fact given by any of the parties to the Opinion Documents (other than with respect to matters dealt with in this Opinion) are and will be at all relevant times, when made or repeated or when deemed made or repeated, true and accurate in all respects;

in respect of the Opinion Documents:

3.13

all parties to the Opinion Documents (except for the German Guarantor as to the extent we express an opinion herein) have duly and validly entered into (rechtswirksam über das Zustandekommen geeinigt) the Opinion Documents in the required form under all applicable laws;

3.14

the declarations of the German Guarantor for the conclusion of the Opinion Documents will have been validly received (wirksam zugegangen) by the other parties of the Opinion Documents and the declarations of the other parties for the conclusion of the Opinion Documents will have been validly received (wirksam zugegangen) under all applicable laws by the German Guarantor;

3.15

all provisions and terms of the Opinion Documents are legal, valid, binding and enforceable (rechtswirksam und durchsetzbar) in accordance with their terms under all applicable laws and in so far as the Opinion Documents are to be performed or enforced in any jurisdiction other than the Federal Republic of Germany, that performance or enforcement will not be illegal or ineffective by virtue of the laws (including public policy (ordre public)) of that jurisdiction and no foreign law affects the statements made in this Opinion;

in respect of corporate law in general:

3.16

each party to the Documents (other than the German Guarantor to the extent we express an opinion herein) is duly incorporated and validly existing under its respective governing laws and had at all relevant times the requisite power and authority to enter into and perform its respective obligations under the Documents;

3.17	the German Guarantor has its effective seat of administration (effektiver Verwaltungssitz) in Germany;

3.18	if this cannot be expressly derived from the Corporate Documents, the German Guarantor does not have a supervisory board (Aufsichtsrat);

3.19

the German Guarantor has not been controlled by one or more domestic or foreign Alternative Investment Funds (AIF) managed by at least one Alternative Investment Fund Manager (AIFM) in terms of Section 288 German Capital Investment Code (KAGB) for fewer than 24 months or is, if it is subject to such control, a small or medium-sized non-publicly traded company in terms of Section 287 (2) no. 1 German Capital Investment Code or a special purpose vehicle for the acquisition, holding or management of real property in terms of Section 287 (2) no. 2 German Capital Investment Code;

in respect of contractual law in general

3.20

all individuals who have executed or, in case of any resolution set out in Schedule 2 (Corporate Documents) passed and delivered, on behalf of the parties thereto any of the Documents had at all relevant times (i) power to validly represent (Vertretungsmacht) the respective parties (other than the German Guarantor) and (ii) full legal capacity (unbeschränkte Geschäftsfähigkeit) when executing and delivering the Documents;

3.21

the decision of any party to enter into the Documents (i) has not been influenced by any relevant error (Erklärungsirrtum / Inhaltsirrtum) or induced by deceit (Täuschung) or duress (Drohung) and (ii) is not void because (x) the person who rendered the declaration has made a mental reservation of not being in favour of the declaration made which the relevant recipient was aware of (geheimer Vorbehalt), (y) it was made, with the consent of its recipient, only in pretence (Scheingeschäft) or (z) it was not seriously intended and was made in the expectation that it will be understood not to be seriously intended (Ernstlichkeit) and (iii) is not subject to defects of intention (Willensmängel) pursuant to any foreign law applicable to the Opinion Documents;

3.22

none of the parties to the Documents or the persons the intention or knowledge of which is attributable to such parties have entered into the Documents or any transaction contemplated therein (i) with the intention to deal with another party to the Documents in breach of such other party’s internal rules and restrictions to the detriment of such party (kollusives Zusammenwirken), (ii) in any abuse of their power to represent (Missbrauch der Vertretungsmacht), (iii) with the intention to prejudice, default or damage any creditor of any party of the Documents or (iv) otherwise in bad faith or with bad intent;

3.23

each Document (other than the Commercial Register Excerpt) has been entered into, and each of the shareholders’, supervisory boards’ and/or board of directors’ resolutions has been resolved, and will be exercised in good faith and at arm’s length by the parties thereto;

3.24

no non-notarized Opinion Document forms at the will of a party thereto a coherent unit with any other document that requires notarisation in a way that these documents are connected with each other in such a way that they are designed to “stand and fall together”;

in respect of due authorisation and non-conflict:

3.25

the execution and delivery of the Opinion Documents by each party thereto (other than the German Guarantor) have been duly and incontestably approved and authorised and/or ratified by all necessary corporate and other action in accordance with its respective constitutional documents or applicable law;

3.26

all parties to the Opinion Documents (other than the German Guarantor) have duly obtained all other necessary authorisations, consents, approvals, exemptions and licenses under any applicable law in relation to the Opinion Documents, the lawful execution and performance thereof and the parties thereto or the other persons affected thereby;

3.27

the entering into any Opinion Document by any party thereto and the transactions or operations contemplated by an Opinion Document will not infringe the terms of, or constitute a breach of or default under, any other agreements, obligations or terms and conditions by which such party or any of its property, undertaking, assets or revenues is bound;

in respect of insolvency proceedings and other proceedings:

3.28	the “centre of main interests” of the German Guarantor as that term is used and applied pursuant to the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings is situated in Germany;

3.29

prior to and on the date of entering into the Opinion Documents or the performance of any transactions thereunder, (i) the German Guarantor was not or was not deemed over-indebted (überschuldet), unable to pay its debts (zahlungsunfähig) or has not stopped making payments (Zahlungseinstellung), or was not or was not deemed to be imminently unable to pay its debts (drohende Zahlungsunfähigkeit), (ii) no application for the initiation of insolvency proceedings (Insolvenzantrag) or any moratorium or other bankruptcy procedures has been made in any jurisdiction in respect of the German Guarantor and (iii) other than as may be revealed by the Commercial Register Excerpt no insolvency procedures, moratoriums or other bankruptcy procedures against the German Guarantor have been opened or rejected on the grounds of insufficiency of assets (Abweisung mangels Masse) by the relevant court within the meaning of any applicable insolvency procedure and (iv) no decision not revealed in the Commercial Register Excerpt has been made to wind-up or dissolve the German Guarantor under any applicable law.

3.30

No proceeding has been instituted or court rulings, orders or injunctions have been granted against against the German Guarantor to restrain it from the execution or delivery of the Opinion Documents or the performing of any of its obligations thereunder;

4.	OPINION

Based upon the assumptions made in Clause 3 above and the qualifications set out in Clause 5 and subject to the further statements, observations and limitations set out in this Opinion, we are of the following opinions as of today’s date:

4.1

Status: The German Guarantor is duly registered with the commercial register as a validly existing German limited liability company (GmbH) under German laws and the Commercial Register Excerpt reveals no order or resolution for the winding up of the German Guarantor (or analogous proceedings).

4.2

Due authorisation: All corporate action required under German law to authorise the German Guarantor’s entry into and performance of its obligations under the Opinion Documents to which it is a party has been duly taken.

4.3	Power and authority: The German Guarantor has the capacity, corporate power and authority to enter into and deliver the Opinion Documents to which it is a party.

4.4	Due representation: The German Guarantor will have been duly represented when the Signatory signs the Opinion Documents to which it is a party in the name and on behalf of the German Guarantor.

5.	QUALIFICATIONS

In addition to the assumptions, reservations, exceptions, descriptions and limitations set out in this Opinion this Opinion is subject to the following qualifications:

in respect of civil law in general:

5.1

The terms “legal”, “valid”, “binding” and “enforceable” or any other words of similar import, where used herein, mean that the obligations assumed by any person expressed to be a party to the Opinion Documents are of a type which German courts generally acknowledge and enforce but which may be affected by (i) general defences (Einwendungen and Einreden) available to obligors under German law in respect of the validity or enforceability of contractual obligations and/or (ii) the application of bankruptcy, insolvency, winding-up, liquidation, receivership, arrangement, reorganization, moratorium, bail-in, voidable preference (Anfechtung), fraudulent preference and other similar laws or rules of practice and procedure.

in respect of the Commercial Register Excerpt:

5.5

Entries in the commercial register are made by qualified legal personnel upon substantive review of the documents submitted to it. While only the entries in the relevant register as such provide legal protection and reliability under German law, the Commercial Register Excerpt are generally accepted as adequate proof for such entries. Under German law, a third party may rely on the entries in a German commercial register on the assumption that no event has occurred that would require registration in the respective commercial register as long as such registration has not taken place and the contents thereof have not been published, unless such third party or its representatives are aware of such event.

in respect of corporate law in general:

5.2

Except for the Corporate Documents, we have not reviewed the internal authorizations of the German Guarantor, and in particular, the “Authority to Commit Policy” referred to in the Corporate Documents have not been disclosed to us, which, however, under German law are not a prerequisite for the valid representation of the German Guarantor vis-à -vis third parties, unless the counterparty is aware of, or is required to know, that the acting person abuses its power to represent (Missbrauch der Vertretungsmacht) or both parties act to the detriment of the represented German Guarantor (kollusives Zusammenwirken).

5.3

Any form of up-stream or side-stream financial assistance (e.g. the granting of any kind of security or joint liability for the obligations (including obligations under guaranties, letters of credit or similar instruments)) provided by the German Guarantor which is established as a German limited liability company (Gesellschaft mit beschränkter Haftung) to any of its directly or indirectly affiliated companies that is not a direct or indirect subsidiary of the German Guarantor may be considered incompatible with Section 30 GmbHG by German courts if this causes the net assets of the German Guarantor to fall below its registered share capital or result in a further reduction of an already existing adverse balance and (i) the German Guarantor has no adequate and valuable recourse claim against its shareholders or (ii) the German Guarantor is a dependent party to a domination agreement (Beherrschungsvertrag) or profit and loss transfer agreement (Gewinnabführungsvertrag) but the relevant claim against the shareholder for loss assumption pursuant to Section 302 AktG is not recoverable.

(a)

As a general consequence of a violation of Section 30 GmbHG, the relevant shareholders / affiliated companies and the directors of the German Guarantor would become liable to reimburse to the German Guarantor an amount equal to the difference between the registered share capital of the German Guarantor and its actual net assets. According to the prevailing opinion, and in particular the case law of the German Federal Court of Justice (BGH), a violation of Section 30 GmbHG by the German Guarantor generally does not impair the rights of third parties, i.e. apart from extreme exceptional cases (such as e.g. a violation of bonos mores) up-stream or side-stream security or other financial assistance granted by the German Guarantor would still be valid in the event of a breach of Section 30 GmbHG.

(b)	The enforcement of any up-stream or side-stream financial assistance granted by the German Guarantor may, however:

(i)

be restricted in accordance with the “limitation language” which has been inserted into the relevant Indenture in order to mitigate a potential violation of Section 30 GmbHG and the consequences thereof (such as the resulting personal liability of the directors of the German Guarantor); and

(ii)

potentially be refused under certain circumstances by the director(s) of the German Guarantor in accordance with Section 15b (5) sentence 1 InsO, if and to the extent such enforcement would be sure to cause the German Guarantor to become illiquid and one follows the disputed opinion that the right to refuse payments pursuant to Section 15b (5) sentence 1 InsO is applicable towards third parties such as the holders of the Notes or the Collateral Agent.

in respect of the Insolvency Research:

5.12	Detailed information on:

(i)	insolvency proceedings, which were opened before 26 June 2018 or rejected on the grounds of insufficient assets before 26 June 2018;

(ii)	insolvency proceedings, where the application to open the proceedings has otherwise been discharged before 26 June 2018; and

(iii)	insolvency proceedings, where the debtor is a natural person who does not exercise or has not exercised an independent economic activity,

(“Restricted Proceedings”) can, pursuant to the German Regulation on Public Notices in Insolvency Proceedings and Restructuring Matters on the Internet dated 12 February 2002 (Verordnung zu öffentlichen Bekanntmachungen in Insolvenzverfahren und Restrukturierungssachen im Internet) (last amended by statute on 22 December 2020), only be accessed via the website www.insolvenzbekanntmachungen.deif the competent insolvency court is known. This restriction does not apply to any insolvency proceedings other than these Restricted Proceedings. The competent insolvency court may be difficult to determine, in particular, if a company’s centre of main interest lies outside the area of its registered corporate seat. We cannot verify the centre of main interest of the German Guarantor. As the information published on the website www.insolvenzbekanntmachungen.demay be incorrect, incomplete or not up-to-date, a negative result of the Insolvency Research does not guarantee that no insolvency proceedings are in progress or have been applied for in respect of the German Guarantor. The latter applies not only to Restricted Proceedings, but to all proceedings.

6.	OBSERVATIONS, ADDRESSEES, LIMITATION, GOVERNING LAW

Observations:

6.1

The undersigned is a member of the bar association (Rechtsanwaltskammer) in Hamburg and licensed as an attorney (Rechtsanwältin) in Germany. This Opinion speaks as of its date only and is based on and limited to matters of the laws of Germany currently in effect and case law published until the date hereof, and we do not undertake any obligation to supplement or amend or update this Opinion or advise the Addressee of any changes to any facts, laws or the interpretation thereof or other matters referred to in this Opinion that occur after the date hereof.

6.2	We have not investigated and do not express or imply any opinion with respect to the laws of any jurisdiction other than Germany (including EU legislation which is directly binding for Germany).

6.3	The opinions contained herein are expressions of our professional judgement of the legal matters addressed herein and do not guarantee that a court will judge in the same way.

6.4

This Opinion is strictly limited to the matters stated herein and does not extend to and is not to be read as extending by implication to any other matter in connection with any Document and not specifically referred to herein and no opinion is implied or may be inferred beyond the matters stated herein. In particular, we do not opine on the legality, validity, binding effect or enforceability of the Opinion Documents and this Opinion does not purport to express or imply any opinion with regard to such matters.

6.5

We have, inter alia, not been instructed to review any accounting (Rechnungswesen), tax (Abgaben- und Steuerrecht), criminal law (Strafrecht), antitrust law (Kartellrecht) or regulatory (Aufsichtsrecht) matters (other than those expressly mentioned in this Opinion) and any reference to German law in this Opinion shall exclude the laws relating to such matters.

6.6

We have not been responsible for investigating or verifying the accuracy of any factual matters, representations and warranties, statements of foreign law, other factual statements or the reasonableness of any statements of opinion contained or referred to in any Document nor have we conducted any such investigation or verification for the purposes of this Opinion and this Opinion does not purport to express or imply any opinion with regard to such matters including, without limitation, the adequacy of any of the economic terms of the transactions contemplated in the Opinion Documents, the commercial value which is to be attributed to any collateral provided under any Opinion Document or the ability of any party to any Opinion Document to fulfil its obligations thereunder.

6.7

This Opinion expresses German legal concepts in English terms and not in their original German terms. Although every effort has been made to ensure accuracy of this Opinion, there may be irreconcilable differences between the German and the English language making it impossible to warrant an entirely accurate interpretation. Such expressions for legal concepts described herein therefore may not be identical to the legal concepts described by the English terms as they exist under the laws of other jurisdictions.

Addressees and disclosure of Opinion:

6.8

This Opinion is issued exclusively to and solely for the benefit of the Addressee and each holder of a New Note from time to time. This Opinion is delivered only for the purpose of being included as an exhibit to the Registration Statements and may not be relied on by any other person.

Governing law and jurisdiction:

6.9

This Opinion, its interpretation and any contractual or non-contractual obligations arising out of or in connection with it are governed by the substantive laws of Germany. The exclusive place of jurisdiction for any disputes between the Addressee and CMS arising out of or in connection with this Opinion shall be Hamburg, Federal Republic of Germany. By accepting or relying on this Opinion the Addressee agrees that the courts of Hamburg, Germany, are the most appropriate and convenient courts to settle disputes and irrevocably waives any objection which it may have against the forum of these courts.

Yours faithfully,

For and on behalf of

CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB

By:

/s/ Kerstin Block
Kerstin Block

– Partner –

Schedule 1

Opinion Documents

1.	Form of the Indenture relating to the First Out Notes filed as Exhibit 4.8 in the Registration Statement;

2.	Form of the Indenture relating to the Second Out Notes filed as Exhibit 4.10 in the Registration Statement.

Schedule 2

Corporate Documents

1.

A pdf copy of an electronic excerpt from the commercial register at the Local Court (Amtsgericht) of Traunstein, dated 9 September 2025 (9:33 am) with respect to the German Guarantor (HRB 8076) (‘’Commercial Register Excerpt’’);

2.

A print-out of search on the website www.insolvenzbekanntmachungen.de (official website with respect to insolvency procedures established in accordance with Section 9 German Insolvency Act (Insolvenzordnung) and Section 2 German Regulation on Public Notices in Insolvency Proceedings and Restructuring Matters on the Internet dated 12 February 2002 (Verordnung zu öffentlichen Bekanntmachungen von Insolvenzverfahren und Restrukturierungssachen im Internet vom 12. Februar 2002), as of 9 September 2025 (9:36 am) in respect of the German Guarantor (the “Insolvency Research”);

3.	A pdf copy of the list of shareholders (Gesellschafterliste) of the German Guarantor dated 7 December 2018;

4.	A pdf copy of the articles of association (Satzung) of the German Guarantor, dated 7 December 2018;

5.

A pdf copy of the resolution of the shareholders (Gesellschafterbeschluss) of the German Guarantor concerning the approval of measures with regard to Transaction and authorising the German Guarantor to enter into and to perform all acts required under or in connection therewith, dated 3 / 4 September 2025;

6.	A pdf copy of the rules of procedure for the management (Geschäftsordnung für die Geschäftsführung) of the German Guarantor dated 1 September 2025.

Berlin
Lennéstraße 7, 10785 Berlin
Dr. Eva Annett Grigoleit*
Andreas J. Roquette*
  LL. M. (NYU)
  Attorney-at-Law, New York
Prof. Dr. Marion Bernhardt*
  Fachanwältin für Arbeitsrecht
Dr. Andreas Otto*
  Notar
Prof. Dr. Winfried Bullinger*
Dr. Gerd Leutner*
  Licencié en Droit, B
Dr. Joachim Natterer*
Dr. Matthias Kuß*
  Notar
  Fachanwalt für Verwaltungsrecht
Dr. Jörg Zätzsch*
  LL. M. (Tulane University)
  Notar
Jesko Nobiling*
  Steuerberater
  Fachanwalt für Steuerrecht
Sylle Schreyer-Bestmann
  LL. M. (King's College London)
Dr. Nicolai Ritter*
Dr. Martina Jentsch
  Fachanwältin für Arbeitsrecht
Dr. Ole Jani*
Dr. Sören Langner*, LL. M.
  Fachanwalt für Arbeitsrecht
Dr. Andreas Schwab
Dr. Tanja Graue
  Fachanwältin für Arbeitsrecht
Dr. Igor Stenzel*
Dr. Tom Christopher Pröstler*
  LL. M. (University of Sydney)
Dr. Marcel Klugmann
  M.B.A. (Nottingham Trent University)
Dr. Anna-Maja Schaefer
  LL. M. (Bangor University)
Dr. Frederik Leenen
  LL. M. (UConn)
Dr. André Lippert*
Patrick M. Lühr*
  LL. M. (King's College London)
Johannes Beicher, LL. M.
  Maître en droit
Tino Beuthan
  M. Sc. (University of London)
Dr. Konstantin Salz
Neil Yeats
  Fachanwalt für Arbeitsrecht
Dr. Friedrich von Spee
Dr. Huy Do Chi
Vera Flemme
  LL. M. (King's College London)
Dr. Julius Städele
  LL. M. (Cambridge)
Dr. Mirko Zorn
Dr. Martin Eichholz
  Maître en droit, LL. B.
Daria Loginow
Mariya Ivanova
  Steuerberaterin
Almuth Baldamke, M.A.
Dieu Hong Mai
Deborah Keller
Dr. Yvonne Beyer
Christina Kappes
  LL. M. (University of Minnesota)
  Fachanwältin für Arbeitsrecht
Dr. Maximilian Vonthien
  LL. M. (Columbia)
Antonia Firkenstädt
Sophie Terker
Dr. Niclas Minderjahn
Till Raphael Sudkamp
Hannah Vohlefeld, LL. B.
Johannes Spahn
Dr. Maximilian Koch
Kristina Weber
Matthias Cromm
  MJI, LL. M. (Durham)
Maxim Gnatiuk
Annika Hannig
Tund König
Alexander Gaul
  LL. M. (Edinburgh)
Constanze Schweidtmann
  LL. M. (Stockholm)
Inga Witte, LL. M. oec.
Anna Schäfer, LL. M.
Nils Jöris
Nicolás Fischer Rodriguez
Dr. Felicitas Kahl
Hannika Hausmann

Düsseldorf
Kasernenstraße 43-45, 40213 Düsseldorf
Dr. Jürgen Frodermann*
Thomas Glaesmann*
  Fachanwalt für Arbeitsrecht
Dr. Dirk Jannott*
Frank Grünen*
Markus Deck*
  M.C.J. University of Texas, Austin
Dr. Ernst-Markus Schuberth*
Dr. Michael Bauer*
Dr. Barbara Bittmann*
  Fachanwältin für Arbeitsrecht
Dr. Marcel Hagemann*, EMBA
Thomas Gerdel*, LL. M.
  Steuerberater
  Fachanwalt für Steuerrecht
Dr. Sebastian Becker*
  LL. M. (London Metropolitan University)
  Solicitor (England & Wales)
Shaghayegh Smousavi
  MBA

Frankfurt / Main
Neue Mainzer Straße 2–4, 60311 Frankfurt

Hamburg
Stadthausbrücke 1–3, 20355 Hamburg

Köln
Kranhaus 1, Im Zollhafen 18, 50678 Köln

Leipzig
Augustusplatz 9, 04109 Leipzig

München
Nymphenburger Straße 12, 80335 München

Stuttgart
Theodor-Heuss-Str. 29, 70174 Stuttgart

Brüssel
Avenue des Nerviens 85, 1040 Brussels

Shanghai
3108 Plaza 66 Tower 2,
1266 Nanjing Road West, Shanghai 200040

CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB
* Partnerinnen und Partner i.S.d. PartGG
¹ Keine Anwaltszulassung in Deutschland

CMS_HS_V.03-25